Exhibit 21.1

List of Subsidiaries of Taylor Capital Group, Inc.

Wholly-owned subsidiaries of Taylor Capital Group, Inc.:

(A) Cole Taylor Bank (1)

(B) TAYC Capital Trust I (2)

(C) TAYC Capital Trust II (2)

Notes:

(1) State of Incorporation - Illinois

(2) Delaware statutory trust